Exhibit 28j under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 39 to the Registration Statement (Form N-1A, No. 33-33852) of Federated Index Trust, and to the incorporation by reference of our reports, dated December 24, 2009, on Federated Mid-Cap Index Fund and Federated Max-Cap Index Fund (the two portfolios comprising Federated Index Trust) included in the Annual Shareholder Reports for the fiscal year ended October 31, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 24, 2009